EXHIBIT 10.1

THE DOW CHEMICAL COMPANY

EXECUTIVES' SUPPLEMENTAL
RETIREMENT PLAN

Restated and Effective April 14, 2010

PREAMBLES

ESTABLISHMENT OF PLAN

On May 14, 1992, The Dow Chemical Company (the "Company") established the Executives' Supplemental Retirement Plan as an unfunded program of deferred compensation for executives, which included Part A for Non-U.S. Service, Non-Controlled Group Service and/or Non-Covered Controlled Group Service and Part B for a Select Group of Management or Highly Compensated Employees, Board members of the Company and Employees whose Benefits are Statutorily Limited.  On March 1, 1997, the Company amended and restated the Executives' Supplemental Retirement Plan (the "Plan") to incorporate the terms of the Enhanced Executives' Supplemental Retirement Options.  On January 1, 2003, the Plan was amended and restated to include other benefits in addition to those provided under the Key Employee Insurance Program for any Chief Executive Officers of the Company who return to executive management at the request of the Board of Directors as a non-executive Chairman of the Board (hereinafter "Returning CEOs").  On March 1, 2004, the Plan was amended to include other benefits for former employees of Union Carbide Corporation who transferred to the Company after the merger of the Company with Union Carbide Corporation and the liability for such benefits was transferred to the Plan, herein after referred to as "Prior UCC Program Participants".  Effective April 7, 2004, the Plan was amended to include the benefit provided to the CEO appointed in November, 2004.  Effective, December 31, 2006, retroactive to January 1, 2005, the Plan was amended and restated to comply with section 409A of the Internal Revenue Code of 1986, as amended, ("Code") and to reformat the Plan document to combine Parts A and B.  Effective January 1, 2009, the Plan was further amended and restated to comply with the requirements of section 409A of the Code and official guidance issued thereunder, and to include provisions with respect to employees who have accrued benefits under the Cadre Pension Plan to the extent such employees ("Cadre Employees") earn Compensation while on assignment in the U.S.  On April 14, 2010, the Plan was amended and restated to make certain changes to the administrative provisions of the Plan.

The terms of the Plan supersede the terms of the Plan in effect prior to the effective date of this Plan.  For the rules that apply to the distribution of amounts that were earned and vested (within the meaning of section 409A of the Code) under the Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of section 409A of the Code, see Appendix A.

PURPOSE

The Company desires to (a) to provide certain of its executives and a select group of management employees with retirement benefits that might otherwise be provided by the Dow Employees' Pension Plan, but for (i) restriction of the exclusive benefit rule under Code section 401(a), (ii) the inability to grant past service, under the Dow Employees' Pension Plan, to highly compensated Employees because of the non-discrimination requirements of Code section 401(a)(4), and/or (iii) the inability to credit service to Employees while employed by a controlled group member not covered by the Dow Employees' Pension Plan, and (b) to restore benefits which are reduced under Dow Employees' Pension Plan due to the statutory limitations imposed by Code sections 401(a)(17) and 415 and which are not otherwise provided by any other plan maintained by the Company.

INTERPRETATION AND GOVERNING LAW

The Plan is intended to (1) constitute an unfunded program maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated Employees consistent with the requirements of sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and (2) comply with section 409A of the Code and official guidance issued thereunder.  Notwithstanding any other provision of this Plan, this Plan shall be interpreted, operated and administered in a manner consistent with these intentions.  In the event ERISA does not preempt state law, the state law of Delaware applies, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this provision to the substantive law of another jurisdiction.

ARTICLE I
DEFINITIONS

1.01.	ADMINISTRATOR

"Administrator" means the U.S. Pension Plan Leader, his delegee, and such other person, group of persons or entity which may be designated by The Dow Chemical Company in accordance with Section 7.02.  For purposes of Sections 7.01, 7.03 and 7.04, the Administrator shall also include the Appeals Administrator and the Initial Claims Reviewer (if the Initial Claims Reviewer is not the U.S. Pension Plan Leader).

1.02.	Appeals Administrator

"Appeals Administrator" means the Global Director of Benefits or his delegee and such other person, group of persons or entity which may be designated by the Dow Chemical Company in accordance with Section 7.02.

1.03.	AVERAGE COMPENSATION

"Average Compensation" for purposes of the Supplemental Retirement Benefit of a Prior UCC Program Participant who was in the Union Carbide Compensation Deferral Program on February 6, 2001 and who shall attain at least age 50 and have at least 10 years of Eligibility Service, as defined under the Dow Employees' Pension Plan, as of or before December 31, 2005, shall equal the highest three year average compensation ("HC3A") as defined in the Dow Employees' Pension Plan but using Compensation as defined in the Plan, without regard to incentive compensation, plus the highest three year average, as defined in the former Union Carbide Corporation Enhanced Retirement Income Plan (attached as Exhibit I), of incentive compensation averaged separately.  For calendar years 2004 and 2005, incentive compensation shall mean Compensation as defined in the Plan without regard to either deferred or paid base compensation.  This Average Compensation shall be used to calculate benefits as specified under Section 3.04.

1.04.	BENEFICIARY

"Beneficiary" shall mean that person or persons designated by the Participant to receive a distribution of any amounts payable under the Plan due to the death of the Participant.  The beneficiary of a Participant shall be deemed to be such Participant's spouse, if married, unless such spouse agrees in writing to waive this right, or their domestic partner, if in an approved domestic partner relationship (as defined in the Dow Employees' Pension Plan) (written waiver does not apply to a domestic partner).  If the Participant is not married or in an approved domestic partner relationship and fails to designate a Beneficiary, the amounts payable, if any, under this Plan due to the death of the Participant shall be paid in the following order:  (a)  to the children of the Participant; (b) to the beneficiary of the Company Paid Life Insurance of the Participant; (c) to the beneficiary of any Company-sponsored life insurance policy for which the Company pays all or part of the premium of the Participant; or (d) to the estate of the Participant.

1.05.	BOARD

"Board" means the board of directors of The Dow Chemical Company.

1.06.	CADRE BENEFITS

"Cadre Benefits" shall mean the benefits described in Section 3.06.

1.07.	CADRE EMPLOYEE

"Cadre Employee" shall mean an employee who has been authorized by Dow Europe GmbH to participate in the Cadre Pension Plan and who earns compensation while on assignment to the U.S.

1.08.	CHANGE OF CONTROL

"Change of Control", for purposes of the Plan, shall be deemed to have occurred on:

a
the date that any one person, or more than one person acting as a group, acquires ownership of stock of The Dow Chemical Company that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of The Dow Chemical Company;

b
the date that a majority of the members of the Board of The Dow Chemical Company is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the directors before the date of the appointment or election;

c
the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of The Dow Chemical Company possessing 30 percent or more of the total voting power of the stock of The Dow Chemical Company; or

d
the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from The Dow Chemical Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of The Dow Chemical Company immediately before such acquisition or acquisitions, provided that the following asset transfers shall not result in a Change of Control:  (i) a transfer of assets to a stockholder of The Dow Chemical Company in exchange for or with respect to its stock, (ii) a transfer to a corporation, 50 percent or more of the total value or voting power of which is owned directly or indirectly, by The Dow Chemical Company, (iii) a transfer to a person, or more than one person acting as a group, that owns 50 percent or more of the stock of The Dow Chemical Company, or (iv) a transfer to an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (iii).

This definition of "Change of Control" is intended to satisfy the definition of a "change in the ownership or effective control of a corporation, or a change in the ownership of a substantial portion of the assets of a corporation" as defined under Code section 409A and any official guidance issued thereunder, and no corporate event shall be considered a Change of Control unless it meets such requirements.

1.09.	Code

"Code" means the Internal Revenue Code of 1986, as amended.

1.10.	COMPANY

"Company" shall mean The Dow Chemical Company and any other entity authorized to participate in the Plan by the Board or the Administrator.

1.11.	COMPENSATION

"Compensation" shall mean the sum of:

a	compensation as defined under the Dow Employees' Pension Plan without regard to Code limitations; and

b	deferred compensation to The Dow Chemical Company Elective Deferral Plan.

1.12.	DEPP COMPONENT

"DEPP Component" shall mean benefits accrued under the provisions contained in the Dow Employees' Pension Plan applicable to the DEPP component of such Plan.

1.13.	DEPP COMPONENT SUPPLEMENTAL RETIREMENT BENEFITS

"DEPP Component Supplemental Retirement Benefits" shall mean the benefits accrued by Participants and Prior UCC Program Participants in accordance with Section 3.04 of the Plan that would have been provided under the DEPP Component of the Dow Employees' Pension Plan but for the statutory limitations in Code sections 415 and 401(a)(17) and based upon the alternative definitions of Compensation and Average Compensation, as applicable, provided in this Plan.

1.14.	EMPLOYEE

"Employee" shall mean someone who is employed by the Company to perform personal services in an employer-employee relationship who receives compensation from the Company, other than a retirement benefit, severance pay, retainer, or fee under contract.

1.15.	ERISA

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

1.16.	INITIAL CLAIMS REVIEWER

"Initial Claims Reviewer" means the person, group of persons or entity responsible for deciding benefit claims under the Plan, as described in DOL Reg. s. 2560.503-1(e) (i.e., first level claims for benefits).  The Initial Claims Reviewer is the U.S. Pension Plan Leader or such other person, group of persons or entity who may be designated by The Dow Chemical Company in accordance with Section 7.02.

1.17.	KEY EMPLOYEE

"Key Employee" means a Participant who has a job level of 820 points or higher as of his Separation from Service.

1.18.	PARTICIPANT

"Participant" shall mean:

a	an Employee who is entitled to a Restricted Benefit under this Plan as determined by the Administrator;

b	an Employee who is a Board member who is an officer or Employee of the Company and who may relinquish line responsibility;

c	an Employee whose benefits under the Dow Employees' Pension Plan are limited by the Code or ERISA;

d
an Employee who is part of a select group of management or highly compensated Employees, as determined by the Administrator, who receives forms of compensation that do not constitute compensation as defined in the Dow Employees' Pension Plan;

e	a Prior UCC Program Participant; or

f	a Cadre Employee.

1.19.	PLAN

"Plan" means The Dow Chemical Company Executives' Supplemental Retirement Plan as set forth herein, together with any and all amendments and supplements hereto.

1.20.	PLAN YEAR

"Plan Year" shall mean the twelve (12) month period beginning January 1 and ending December 31.

1.21.	PPA COMPONENT

"PPA Component" shall mean benefits accrued under the provisions contained in the Dow Employees' Pension Plan applicable to the Personal Pension Account or PPA component of such plan.

1.22.	PPA COMPONENT SUPPLEMENTAL RETIREMENT BENEFITS

"PPA Component Supplemental Retirement Benefits" shall mean the benefits accrued by Participants in accordance with Section 3.05 of the Plan that would have been provided under the PPA Component of the Dow Employees' Pension Plan but for the statutory limitations in Code sections 415 and 401(a)(17) and based upon the alternative definition of Compensation, as applicable, provided in this Plan.

1.23.	RESTRICTED BENEFIT

"Restricted Benefit" shall mean the benefits described in Part A of Article III.

1.24.	SEPARATION FROM SERVICE OR SEPARATES FROM SERVICE

"Separation from Service" or "Separates from Service" shall mean a "separation from service" within the meaning of section 409A of the Code, except that in applying section 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under section 414(b) and (c) of the Code, and in applying Treasury Regulation section 1.414(c)-2 for purposes of determining trades or businesses that are under common control under section 414(c) of the Code, the language "at least 45 percent" is used instead of "at least 80 percent" each place it appears.

1.25.	VPHR

"VPHR" means the Vice President of Human Resources.

Additional definitions appear in the Preamble of the Plan.

A pronoun or adjective in the masculine gender includes the feminine gender, and the singular includes the plural, unless the context clearly indicates otherwise.  The title of an officer or employee when used in the plan document shall mean the respective officer or employee of The Dow Chemical Company, except where otherwise indicated. The title for a person or entity who is assigned responsibilities under the Plan shall mean any successor title to such position as such title may be changed from time to time.

ARTICLE II

PARTICIPATION

2.01.	ELIGIBILITY AND PARTICIPATION

a.	Each Employee who is participating in Dow Employees' Pension Plan and is specifically named by the Administrator shall be eligible to participate in the Plan.

b.
Each Employee who is a member of a select group of management or a highly compensated Employee, Board member of the Company and/or whose benefits are statutorily limited shall be eligible to participate in the Plan.  Each former employee of Union Carbide Corporation who transferred to the Company after the merger of the Company with Union Carbide Corporation who was in the Union Carbide Compensation Deferral Program on February 6, 2001 and who shall attain at least age 50 and have at least 10 years of Eligibility Service, as defined under the Dow Employees' Pension Plan, as of or before December 31, 2005 shall also be a Participant in the Plan ("Prior UCC Program Participants").

c.	Each Employee who is determined by the Administrator to be entitled to a Restricted Benefit shall be eligible to participate under this Plan.

d.
Each Cadre Employee who has been authorized by Dow Europe GmbH to participate in the Company's Cadre Pension Plan shall be eligible to participate in the Plan while such employee is on assignment to the U.S.

Each Employee shall furnish such information and perform such acts as the Company may require in order to maintain such eligibility.

2.02.	MEANING OF PARTICIPATION

A Participant in the Plan shall be entitled to receive a Restricted Benefit, a DEPP Component Supplemental Retirement Benefit, a PPA Component Supplemental Retirement Benefit, and/or a Cadre Benefit, as applicable.

2.03.	TERMINATION OF PARTICIPATION

An otherwise eligible Employee shall cease to actively participate in the Plan upon the earlier of the Participant's Separation from Service, death, or receipt of written notification that he or she is no longer eligible to participate in the Plan.  Thereafter, participation shall continue only for the purposes of receiving a distribution of those benefits accrued and vested as of the date the Participant ceased to actively participate in the Plan.

ARTICLE III

RESTRICTED BENEFITS AND SUPPLEMENTAL RETIREMENT BENEFITS

PART A – RESTRICTED BENEFITS

3.01.	CALCULATION OF RESTRICTED BENEFITS

a
The amount of retirement benefits payable under the Dow Employees' Pension Plan to Participants who transfer from (i) a Dow foreign entity to a Dow U.S. entity covered by the Dow Employees' Pension Plan, (ii) a controlled group entity that does not participate in the Dow Employees' Pension Plan, or (iii) a non-controlled group entity or non-affiliated company (collectively, a "Prior Company"), may not include compensation and service with the Prior Company.  The intent of this Section is to ensure that Participants, as named by the Administrator, receive (I) eligibility and vesting service under the Dow Employees' Pension Plan for such service with a Prior Company, as determined by the Administrator, and/or (II) a pension benefit based on their aggregate service (and compensation) rendered to Dow and the Prior Company, as determined by the Administrator (the "Approved Service"), but that benefits attributable to such Approved Service do not result in a duplication of benefits.  However, Restricted Benefits attributable to such Approved Service shall be reduced by the value of any benefit payable under the Dow Employees' Pension Plan or any other tax-qualified retirement savings vehicle sponsored by a member of the Dow controlled group, attributable to such Approved Service.  For purposes of calculating the Participant's Restricted Benefits, the amount of retirement benefits payable under the Dow Employees' Pension Plan to Participants with Approved Service shall be calculated as provided in Section 3.01(a)(i), (ii) or (iii), as applicable to the Participant.

i.	No Proration Method. Under this method, the Restricted Benefits shall be determined by counting the Approved Service as eligibility and vesting service under the Dow Employees' Pension Plan.

ii.
Equivalent Benefits Method. Under this method, the Restricted Benefits  shall be determined by using the entire Approved Service as credited service, and such benefit shall be reduced by the accrued benefit under the plan maintained by the Prior Company, as determined under Section 3.01(a)(iv) below.

iii.
Proration Method. Under this method, the Restricted Benefits shall be determined under the proration rules set forth in the Global Pension Relocation Policy (the "Policy"), and in accordance with Section 3.01(a)(iv) below.

iv.
The Employee's accrued benefit under the plan maintained by the Prior Company shall be determined under the terms and provisions of such plan as of the date of the Employee's transfer to this Plan.  To the extent such plan provides a fixed value based on compensation and service (or other factors) earned prior to participation in the Plan, the value shall be fixed and determinable as of the date of transfer.  To the extent such plan provides an accrued benefit that is not reasonably ascertainable as of the date of transfer, such benefit shall be determined based on objectively determinable factors set forth under such plan as of the date of transfer (e.g., conversion rate, age or service, interest rates, actuarial assumptions), and shall not be subject to the discretion of any Employee, Company, or Prior Company.

b.
The amount of retirement benefits payable under the Dow Employees' Pension Plan to Participants who transfer to (i) a Dow foreign entity not covered by the Dow Employees' Pension Plan, (ii) a controlled group entity that does not participate in the Dow Employees' Pension Plan, or (iii) a non-controlled group entity or non-affiliated company (collectively, a "Nonparticipating Company"), may not include compensation and service with the Nonparticipating Company.  The intent of this Section is to ensure that Participants, as named by the Administrator receive (I) eligibility and vesting service under the Dow Employees' Pension Plan for such service with a Nonparticipating Company, as determined by the Administrator, and/or (II) a pension benefit based on their aggregate service (and compensation) rendered to Dow and the Nonparticipating Company, as determined by the Administrator (the "Approved Service"), but that benefits attributable to such Approved Service do not result in a duplication of benefits. Any such Restricted Benefits shall be determined under the proration rules set forth in the Policy, and in accordance with the rules in Section 3.01(a)(iv), and shall be reduced by any benefit payable under the Dow Employees' Pension Plan or any other tax-qualified retirement savings vehicle sponsored by a member of the Dow controlled group, attributable to such Approved Service.

c.
For this purpose, the value of the Dow Employees' Pension Plan benefit shall be determined under the terms of such plan (as modified by Section 3.01(a) above) as in effect on the earlier of Separation from Service or death.

3.02.	VESTING OF RESTRICTED BENEFITS

A Participant's vested interest in his or her Restricted Benefit calculated under Section 3.01 (i.e., vesting percentage) shall be determined in accordance with the applicable vesting schedule in the Prior Plan as in effect when the Participant transferred from that plan.  Such vested interest shall be determined by aggregating service earned under the Prior Plan and the Dow Employees' Pension Plan.

3.03.	ADDITIONAL RESTRICTED BENEFITS TO RETURNING CEO

The amount of the additional Restricted Benefit for Returning CEO is (a) minus (b) calculated as follows:

a.	The amount of benefit calculated under the terms of the frozen Key Employee Insurance Program, modified as follows:

i.	the highest three years of Compensation shall be used, whether or not consecutive; and

ii.
provided that the Returning CEO does not leave the positions of President and CEO without the prior concurrence of the Company's Board of Directors, before December 31, 2004, Compensation for the years 2003 and 2004 shall be defined as follows:

A.
2003:  (a) the total base salary paid in 2003 as posted in Dow's Global Human Resources Information System; plus (b) the percentage established as of March 1 for the Executive Performance Plan target performance award multiplied by the base salary paid in 2003 as described in Subsection 3.03(a)(ii)(A)(a); and

B.
2004:  (a) the total base salary paid from January 1, 2004 to October 31, 2004 as posted in Dow's Global Human Resources Information System; plus (b) the percentage established as of March 1 for the Executive Performance Plan target performance award multiplied by the base salary paid the month of October, 2004 multiplied by 10; plus (c) the deceleration base salary for November 1 to December 31, 2004 as posted in Dow's Global Human Resources Information System;

MINUS

b.	The amount of benefit calculated under the terms of the frozen Key Employee Insurance Program without modification.

PART B – SUPPLEMENTAL RETIREMENT BENEFITS

3.04.	DEPP COMPONENT SUPPLEMENTAL RETIREMENT BENEFITS

The amount of DEPP Component Supplemental Retirement Benefits payable to a Participant equals the benefit which would be payable to or on behalf of the Participant under the DEPP Component of the Dow Employees' Pension Plan if Compensation as defined in Section 1.11 were substituted for compensation as defined in the Dow Employees' Pension Plan and the provisions of the Dow Employees' Pension Plan providing for the limitation of benefits in accordance with Code sections 415 and 401(a)(17) were inapplicable, less the benefit actually payable to or on behalf of the Participant under the Dow Employees' Pension Plan.

The amount of Supplemental Retirement Benefits payable to a Prior UCC Program Participant who was in the Union Carbide Compensation Deferral Program on February 6, 2001 and who shall attain at least age 50 and have at least 10 years of Eligibility Service, as defined under the Dow Employees' Pension Plan, as of or before December 31, 2005, equals the greater of the benefit calculated under the above paragraph or the benefit calculated as of December 31, 2005 which would be payable to or on behalf of the Participant under the Dow Employees' Pension Plan if Average Compensation as defined in Section 1.03 of the Plan were substituted for compensation as defined in the Dow Employees' Pension Plan under the formula of Section 4.1(b)(iii) or Section  4.5(b)(iii) of the Union Carbide Employees' Pension Plan, as applicable, and the provisions of the Dow Employees' Pension Plan providing for the limitation of benefits in accordance with section 415 and 401(a)(17) of the Code were inapplicable, less the benefit actually payable to or on behalf of the Participant under in the Dow Employees' Pension Plan.

A Participant's vested interest in his or her DEPP Component Supplemental Retirement Benefit calculated under this Section 3.04 (i.e., vesting percentage) shall be determined in accordance with the applicable vesting schedule in the Dow Employees' Pension Plan.

3.05.	PPA COMPONENT SUPPLEMENTAL RETIREMENT BENEFITS

The amount of PPA Component Supplemental Retirement Benefits payable to a Participant equals the benefit which would be payable to or on behalf of the Participant under the PPA Component of the Dow Employees' Pension Plan if Compensation as defined in Section 1.11 were substituted for compensation as defined in the Dow Employees' Pension Plan and the provisions of the Dow Employees' Pension Plan providing for the limitation of benefits in accordance with Code sections 415 and 401(a)(17) were inapplicable, less the benefit actually payable to or on behalf of the Participant under the Dow Employees' Pension Plan.

A Participant's vested interest in his or her PPA Component Supplemental Retirement Benefit calculated under this Section 3.05 (i.e., vesting percentage) shall be determined in accordance with the applicable vesting schedule in Dow Employees' Pension Plan.

PART C – CADRE EMPLOYEE BENEFITS

3.06.	CADRE BENEFITS

A Cadre Employee on assignment to the U.S. will receive the same defined benefit accrual schedule with respect to his or her service in the U.S. as would have applied under the Cadre Pension Plan if such individual had continued working outside of the U.S. (including death and disability benefits).  This Cadre Benefit shall be determined in accordance with Section 3.4 of the Cadre Pension Plan, based solely on the U.S. credited service, highest consecutive three-year average compensation, and U.S. annual accrual rate; provided, however, that the amount payable under this Plan shall also include any pay roll-up on the Cadre Pension Plan benefit if such benefit is determined using U.S. sourced compensation.

PART D – ESRP BENEFITS

3.07.	ESRP BENEFIT CALCULATIONS

For any Participant, the ESRP benefit under this Plan shall be the sum of the value of (i) supplemental retirement benefits under Section 3.04 or 3.05, (ii) Cadre Employee benefits under Section 3.06, (iii) returning CEO benefits under Section 3.03, and (iv) Restricted Benefits under Section 3.01, as applicable.  For this purpose, actuarial equivalence under this Plan shall be determined using the applicable actuarial factors contained in the Dow Employees' Pension Plan as of the determination date.

ARTICLE IV

DISTRIBUTION OF RESTRICTED BENEFITS AND SUPPLEMENTAL RETIREMENT BENEFITS

4.01.	PAYMENT OF RESTRICTED BENEFITS, DEPP COMPONENT AND PPA COMPONENT SUPPLEMENTAL RETIREMENT BENEFITS

a.	Form of Payment

i.	Restricted Benefits, DEPP Component Supplemental Retirement Benefits, and Cadre Benefits

Subject to the special rules provided in this Section 4.01, a Participant's vested Restricted Benefits, vested DEPP Component Supplemental Retirement Benefits, and/or vested Cadre Benefits accrued under the Plan shall be payable in one of the actuarially equivalent life annuities described below.  In the event the Participant does not select a form of payment, the following default provisions will apply.  If a Participant is married or has a domestic partner (as defined in the Dow Employees' Pension Plan) when the Participant Separates from Service, then the Participant's vested Restricted Benefits, vested DEPP Component Supplemental Retirement Benefits, and/or vested Cadre Benefits shall be paid in the form of a 100 % joint and survivor annuity.  If a Participant does not have a spouse or domestic partner when the Participant Separates from Service, then the Participant's vested Restricted Benefit, vested DEPP Component Supplemental Retirement Benefits, and/or vested Cadre Benefits shall be paid in the form of a single life annuity.  A Participant may elect an optional form of payment from the list of actuarially equivalent life annuities (within the meaning of Treas. Reg. section 1.409A-2(b)(2)(ii)) described below.  The election of an optional form of payment by the Participant shall be made without regard to the timing or form of payment elected by the Participant under the Dow Employees' Pension Plan and must occur prior to the month in which benefit payments under the Plan are scheduled to commence.

The optional forms of payment are:

A.           Single life annuity

B.           50% joint and survivor annuity

C.           100% joint and survivor annuity

D.
For the Restricted Benefits and/or DEPP Component Supplemental Retirement Benefits, to the extent the Participant is eligible to elect it, any of the three options described above – single life annuity, 50% joint and survivor annuity, or 100% joint and survivor annuity – with a Guaranteed Payout Option.

The Guaranteed Payout Option is an additional option elected in conjunction with one of the life annuities otherwise available as a form of distribution under the Plan. The Guaranteed Payout Option provides reduced benefits that are payable monthly during the Participant's and surviving annuitant's lifetime(s), with any remaining guaranteed payout amount paid in the form of a single lump sum payment in the first month following the death of the last annuitant.   Unless a Participant has (i) accrued less than 10 years of Eligibility or Vesting Service (as determined under the Dow Employees' Pension Plan) and (ii) is considered Totally Disabled as defined under the Dow Employees' Pension Plan, a Participant may elect the Guaranteed Payout Option.

The amount of the guaranteed payout shall equal the excess, if any, of (i) the Participant's account balance from a vested Restricted Benefit or a vested DEPP Component Supplemental Retirement Benefit determined on the date the Participant Separates from Service over (ii) the sum of all monthly benefits payments made before the date of death of the last annuitant to die. The Guaranteed Payout amount shall be paid to the Participant's remaining Beneficiary as determined in Section 1.07.

ii.           PPA Component Supplemental Retirement Benefits

A Participant's vested PPA Component Supplemental Retirement Benefits payable under the Plan shall be paid in the form of a single lump sum payment following the Participant's Separation from Service.  Payment of the PPA Component Supplemental Retirement Benefit shall be made without regard to the timing or form of payment elected by the Participant under the Dow Employees' Pension Plan.

iii.	Small Benefits

Notwithstanding the provisions in this Section 4.01, if the present value of the sum of a Participant's vested Restricted Benefits, vested DEPP Component Supplemental Retirement Benefits, and/or vested Cadre Benefits under this Plan as of the date the Participant Separates from Service, is equal to or less than twenty five thousand dollars ($25,000), such benefits will instead be paid as a single lump sum payment at the time provided in Section 4.01(b)(iii).

b.	Date of Payment

i.	Restricted Benefits, DEPP Component Supplemental Retirement Benefits, and Cadre Benefits

Subject to the delay for Key Employees, vested Restricted Benefits, vested DEPP Component Supplemental Retirement Benefits, and vested Cadre Benefits accrued under the Plan shall be payable commencing in the first month following the Participant's Separation from Service.

ii.	PPA Component Supplemental Retirement Benefits

A Participant's vested PPA Component Supplemental Retirement Benefits accrued under the Plan shall be payable in the seventh month following the Participant's Separation from Service.

iii.	Small Benefits

Subject to the delay for Key Employees, a Participant's vested Restricted Benefits, vested DEPP Component Supplemental Retirement Benefits, and/or vested Cadre Benefits that satisfy the description of small benefits in Section 4.01(a)(iii) shall be paid as a single lump sum in the third month following the Participant's Separation from Service.

iv.	Delay for Key Employees

Notwithstanding the foregoing, in the event the Participant is a Key Employee upon the Participant's Separation from Service, any distribution of benefits under the Plan shall be delayed until the seventh month following the date of the Participant's Separation from Service (or if earlier, the date of the Participant's death).  Amounts otherwise payable to the Participant during such period of delay shall be accumulated and paid in the seventh month following the Participant's Separation from Service, along with interest on the delayed payments.

v.	Change of Control

Notwithstanding the foregoing, in the event of a Change of Control, a Participant's vested Restricted Benefits, vested DEPP Component Supplemental Retirement Benefits, vested PPA Component Supplemental Retirement Benefits, and/or vested Cadre Benefits accrued under this Plan shall become payable immediately and shall be paid as a single lump sum payment within ninety (90) days of the Change of Control, provided that the Participant shall not be able to designate the tax year in which such lump sum payment will occur.

c.	Benefit Payments upon Death

i.	Death Prior to Commencement of Benefit Payments.

In the event of a Participant's death before the month in which benefit payments commence under Section 4.01(b), death benefits equal to the Participant's vested Restricted Benefits, vested DEPP Component Supplemental Retirement Benefits, vested PPA Component Supplemental Retirement Benefits, and/or vested Cadre Benefits, as applicable, shall be paid in the first month following the month in which the Participant dies.  The death benefit shall be payable in a lump sum to the Participant's Beneficiary.

ii.	Death after Commencement of Benefit Payments.

In the event of a Participant's death after benefit payments have commenced under Section 4.01(b), the death benefit, if any, payable hereunder shall be paid in accordance with the applicable form of payment specified in Section 4.01(a) and any optional form of payment elected by the Participant (if applicable).

d.	Benefit Payments upon Inclusion in Income

If a Participant's vested Restricted Benefits, vested DEPP Component Supplemental Retirement Benefits, vested PPA Component Supplemental Retirement Benefits, and/or vested Cadre Benefits under this Plan are includible in income pursuant to Code section 409A, such benefits shall be distributed immediately to the Participant.

e.	Permitted Delays in Distribution

Notwithstanding the foregoing, any payment to a Participant under the Plan shall be delayed upon the Committee's reasonable anticipation of one or more of the following events:

i.	The Company's deduction with respect to such payment would be eliminated by application of Code section 162(m); or

ii.	The making of the payment would violate Federal securities laws or other applicable law;

provided, that any payment delayed pursuant to this Section 4.01 shall be paid in accordance with Code section 409A and any official guidance issued thereunder.

ARTICLE V

FINANCING OF BENEFITS

5.01.	FINANCING OF BENEFITS

The entire cost of providing benefits under the Plan shall be paid by the Company out of its current operating budget, and the Company shall not be required under any circumstances to fund its obligations under the Plan.  Notwithstanding the foregoing, the Company may, at its sole option, informally fund its obligations under the Plan in whole or in part by the creation of book reserves, the establishment of a grantor trust, the purchase of insurance and other assets, or by other means.  In no event shall any Participant or Beneficiary have any incidents of ownership to any such insurance contracts or other assets.  In addition, no Participant or Beneficiary shall be named a beneficiary under any such insurance contract.  If the Company informally funds the Plan, in whole or in part, the manner of such informal funding and the continuance or discontinuance of such informal funding shall be the sole decision of the Company.

5.02.	GENERAL CREDITOR

The Participant, and/or Beneficiary, shall be regarded as an unsecured general creditor of the Company with respect to any rights derived by the Participant, and/or Beneficiary, from the existence of this Plan.  Title to and beneficial ownership of any Company assets (including any assets that may be held in trust) which may be used to satisfy the Company's obligation for payment of Restricted Benefits and Supplemental Retirement Benefits shall remain solely the property of the Company.

5.03.	LIABILITY OF THE COMPANY

Nothing in this Plan shall constitute the creation of a trust or other fiduciary relationship between the Company, its agents, representatives or other Employees dealing with the Plan and the Participant, Beneficiary or any other person.  The obligations of the Company under the Plan shall be an unfunded and unsecured promise to pay.

5.04.	ASSIGNMENT

No interest of any person in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person.  The obligations and rights of the Company under this Plan may be encumbered in the event of the Company's insolvency.

ARTICLE VI

MISCELLANEOUS

6.01.	PLAN IS BINDING

This Plan shall be binding upon and inure to the benefit of the Company, participating Employees and their respective successors, assigns, heirs, personal representatives, executors, administrators, Beneficiaries, and legatees.

6.02.	ENTIRE PLAN

This document constitutes the entire Plan and no representations or other actions by a Company Employee or representative may modify the rights and obligations set forth in the Plan.

6.03.	NO GUARANTEE OF EMPLOYMENT

Nothing in this Plan shall be construed as an employment contract or as a guarantee of employment for any period of time.

6.04.	GOVERNING LAW

In the event that ERISA does not preempt state law, the state law of Michigan applies.

6.05.	TERMINATION

The Dow Chemical Company reserves the right to terminate the Plan completely subject to the conditions set forth below.  Such termination shall have prospective application only and shall not reduce or impair a Participant's right to benefits accrued and vested under the Plan as of the date of termination.  Each Participant shall receive written note of the termination of the Plan describing the action taken in detail.  Any plan termination made pursuant to this Section 6.05 shall be performed in a manner consistent with the requirements of Code section 409A and any regulations or other applicable guidance issued thereunder.

Except as provided in the next sentence, no amendment or termination of the Plan shall adversely affect the rights of any Participant to any amounts accrued and vested under this Plan as of the effective date of such amendment or termination.  Upon termination of the Plan, distributions under this Plan shall be made to Participants and beneficiaries in the manner and at the time described in Article IV, unless the Company determines in its sole discretion that all such amounts shall be distributed upon termination in accordance with the requirements under Code section 409A.  Upon termination of the Plan, no further benefit accruals under Article III shall be permitted.

6.06.	AMENDMENT

The Board or its delegee may amend or modify the Plan at any time, and the President, Chief Financial Officer and VPHR, each acting individually, may amend or modify the Plan at any time.

Notwithstanding the foregoing:  (i) an amendment that affects only Section 16 Employees, as defined by the Securities Exchange Act of 1934 and determined by the Administrator, shall not be valid unless it is adopted or approved by the Board; (ii) any amendment shall have prospective application only and shall not reduce or impair a Participant's right to benefits accrued and vested under the Plan as of the date such amendment is made; and (iii) no amendment of the Plan shall apply to amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005, unless the amendment specifically provides that it applies to such amounts.  The purpose of this restriction is to prevent a Plan amendment from resulting in an inadvertent "material modification" to amounts that are "grandfathered" and exempt from the requirements of Code section 409A.

Each Participant shall receive written notice of the amendment or termination of the Plan describing the action taken in detail.

The authority of the President, Chief Financial Officer and VPHR, to amend or modify the Plan under this Section 6.06 may not be delegated.

6.07.	WITHHOLDING TAXES

The Company shall have the right to withhold taxes from any payments made pursuant to the Plan, or make such other provisions as it deems necessary or appropriate to satisfy its obligations to withhold federal, state, local or foreign income or other taxes incurred by reason of payments pursuant to the Plan.  In lieu thereof, the Company shall have the right, to the extent permitted by Code section 409A and other provisions of law, to withhold the amount of such taxes from any other sums due or to become due from the Company to the Participant or any Beneficiary upon such terms and conditions as the Company may prescribe.  The Company may also accelerate and pay a portion of a Participant's benefits in a lump sum equal to the Federal Insurance Contributions Act ("FICA") tax imposed and the income tax withholding related to such FICA amounts.

6.08.	OVERPAYMENTS

If any overpayment of benefits is made under this Plan, the amount of the overpayment must be refunded.

6.09.	PLAN DOCUMENT CONTROLS

Notwithstanding the provisions of any agreement that was entered into with a Participant on or before December 31, 2008, the terms of Article III shall control the accrual of any benefits under this Plan and the terms of Article IV shall control the payment of any benefits under this Plan.  The terms of Articles III and IV shall supersede the applicable terms of any such agreements that purported to control the accrual and payment of nonqualified deferred compensation benefits under this Plan.

6.10.	SUCCESSOR TITLES OR POSITIONS

The title of any person or entity who is assigned responsibilities under the Plan shall include any successor title to such position as such title may be changed from time to time.

ARTICLE VII

PLAN ADMINISTRATION

7.01.	DUTIES AND POWERS OF THE ADMINISTRATOR

The Administrator shall be responsible for the administration of the Plan and shall see that the Plan is carried out in accordance with its terms.  However, any discretionary actions regarding Section 16 Employees, as defined by the Securities Exchange Act of 1934 and determined by the Administrator, are reserved for the Board.

Except as provided in Section 7.02, the responsibility and authority of the Administrator shall include, but shall not be limited to, the following duties and powers:

a.	To promulgate and enforce such rules and regulations and prescribe the use of such forms as he shall deem necessary or appropriate for the proper and efficient administration of the Plan;

b.	To interpret the Plan and to resolve any possible ambiguities, inconsistencies and omissions therein or therefrom;

c.	To decide all questions concerning the Plan;

d.	To prepare and disseminate communications to Participants and Beneficiaries as are necessary or appropriate to properly administer the Plan; and

e.
To retain third party administrators, consultants, accountants and other individuals or entities as he deems necessary or advisable to assist him in fulfilling his responsibilities under the Plan, consistent with The Dow Chemical Company's guidelines on hiring and retention of outside service providers; and monitor the performance of such individuals and entities, decide whether to discontinue the services of such individuals and entities, and make payment to such individuals and entities in accordance with the terms of the plan document.

7.02.	DESIGNATION OF ADDITIONAL ADMINISTRATORS AND DELEGATION OF ADMINISTRATIVE RESPONSIBILITIES

The Dow Chemical Company may designate one or more persons or entities to serve as an Administrator of the Plan, in addition to or in lieu of the Administrator named in the plan document, through an action of the Board or through a written designation signed by the VPHR, the Vice President of Compensation and Benefits, the Global Director of Benefits, each acting individually, or such other person as the Board shall designate.  Any such designation of additional Administrators shall set forth in general or specific terms such person's or entity's responsibilities and authority.

In addition, each Administrator may designate other persons to carry out its responsibilities under the Plan in a writing that sets forth the responsibilities assigned to the delegee and, if applicable, the period for which such delegation shall be in effect.

7.03.	DECISIONS OF ADMINISTRATORS

a.
Each Administrator shall have the sole and absolute discretion to interpret the plan document, make findings of fact, operate, administer and decide any matters arising with respect to the Plan, and may adopt such rules and procedures as it deems necessary, desirable or appropriate in the administration of the Plan.  All rules and decisions of such Administrators shall be conclusive and binding on all persons having an interest in the Plan.

b.
Any determination by an Administrator shall be binding on all parties.  If challenged in court, such determination shall not be subject to de novo review and shall not be overturned unless proven to be arbitrary and capricious based upon the evidence presented to the Administrator at the time of its determination.

7.04.	INDEMNIFICATION OF ADMINISTRATORS

The Company agrees to indemnify and to defend to the fullest extent permitted by law any employee or former employee of the Company or entity within the Company’s controlled group (a controlled group of corporations within the meaning of section 414(b) or section 414(c) of the Code) who is serving or has served as an Administrator or who is acting or has acted on behalf of an Administrator against all liabilities, damages, costs and expenses (including attorneys' fees and amounts paid in settlement of any claims approved by the Company) occasioned by any act or omission to act in connection with the Plan, if such act or omission is in good faith.  This limitations period replaces and supersedes any limitation period ending at a later time that might otherwise be deemed applicable under state or federal law in the absence of this Section 7.04.

7.05.	CLAIM PROCEDURE

If a Participant or Beneficiary ("claimant") makes a written request alleging a right to receive payments under this Plan or alleging a right to receive an adjustment in benefits being paid under this Plan, such actions shall be treated as a claim for benefits.  Benefits under this Plan shall be payable only if the Initial Claims Reviewer or the Appeals Administrator, as the case may be, determines, in its sole discretion, that a claimant is entitled to them.

a.	Initial Claim for Benefits

All initial claims for benefits under this Plan shall be sent to the Initial Claims Reviewer.  If the Initial Claims Reviewer determines that any individual who has claimed a right to receive benefits, or different benefits, under this Plan is not entitled to receive all or any part of the benefits claimed, the Initial Claims

Reviewer shall inform the claimant in writing of such determination and the reasons therefor in terms calculated to be understood by the claimant.  The notice shall be sent within 90 days of receipt of the claim unless the Initial Claims Reviewer determines that additional time, not exceeding 90 additional days, is needed and so notifies the claimant in writing before the expiration of the initial 90 day period.  Any written notice of extension for review shall include the circumstances requiring extension and date by which a decision is expected to be rendered.  A written notice of denial of benefits shall (i) state specific reasons for the denial, (ii) make specific reference to the pertinent Plan provisions on which the denial is based, (iii) describe any additional material or information that is necessary to support the claimant's claim and an explanation of why such material or information is necessary, and (iv) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant (as defined by Department of Labor Regulation section 2560.503-1(m)) to the claim.  Such notice shall, in addition, inform the claimant of the procedure that the claimant should follow to take advantage of the review procedures set forth below in the event the claimant desires to contest the denial of the claim, including the right to bring a civil action under section 502(a) of ERISA following exhaustion of review procedures set forth herein.

b.	Appeal of Denied Claims

The claimant may within 60 days after notice of the denial submit, in writing, to the Appeals Administrator a notice that the claimant contests the denial of his or her claim and desires a further review by the Appeals Administrator.  During the review process, the claimant has the right to submit written comments, documents, records and other information relating to the claim for benefits, which the Appeals Administrator shall consider without regard to whether the items were considered upon the initial review.  The Appeals Administrator shall within 60 days thereafter review the claim and authorize the claimant to, upon request and free of charge, have reasonable access to, and copies of all documents, records or other information relevant (as defined by  Department of Labor Regulation section 2560.503-1(m)) to the claim.  The Appeals Administrator will render a final decision on behalf of The Dow Chemical Company with specific reasons therefor in writing and will transmit it to the claimant within 60 days of the written request for review, unless the Appeals Administrator determines that additional time, not exceeding 60 days, is needed, and so notifies the claimant in writing before the expiration of the initial 60 day period.  In no event shall the Appeals Administrator render a final decision later than the initial 60 days plus the possible additional 60 days following receipt of the claimant's appeal. Any written notice of extension for review shall include the circumstances requiring extension and date by which a decision is expected to be rendered.  A written notice of denial of benefits upon review shall (i) state specific reasons for the denial, (ii) make specific reference to the pertinent Plan provisions on which the denial is based, and (iii) include a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of all documents, records or other information relevant (as defined by Department of Labor Regulation section 2560.503-1(m)) to the claim.  Such notice shall, in addition, inform the claimant of the right to bring a civil action under section 502(a) of ERISA.  If such determination is adverse to the claimant, it shall be binding and conclusive unless the claimant notifies the Appeals Administrator within 90 days after the mailing or delivery to him or her by the Appeals Administrator of its determination that he or she intends to institute legal proceedings challenging the determination of the Appeals Administrator, and actually institutes such legal proceeding within the applicable limitations period described in Section 7.06 below.

7.06.	COMMENCEMENT OF LEGAL ACTION

A claim for benefits under the Plan (including a claim that the claimant is eligible to participate in the Plan) may not be filed in any court:

a.	until the claimant has exhausted the claims review procedures described in Section 7.05 above, including complying with the 90-day notice requirement in Section 7.05(b), and

b.	unless such claim is filed in a court with jurisdiction over such claim the earlier of:

1.	180 days after the mailing or delivery of the adverse determination by the Appeals Administrator, or

2.
two (2) years after (i) the date the first benefit payment was allegedly due, or (ii) the date the Plan first repudiated its alleged obligation to provide such benefits or coverage (regardless of whether such repudiation occurred before or during the administrative review process), whichever is earlier.

This limitations period replaces and supersedes any limitation period ending at a later time that might otherwise be deemed applicable under state or federal law in the absence of this Section 7.06.

7.07.	FORUM SELECTION

To the fullest extent permitted by law, any putative class action lawsuit relating to the Plan shall be filed in the jurisdiction in which the Plan is principally administered or the jurisdiction in which the largest number of putative class members resides.  If any such putative class action is filed in a different jurisdiction, or if any non-class action filed in a different jurisdiction is subsequently amended or altered to include class action allegations, then the Plan, all parties to such action that are related to the Plan (such as the Administrator) and all alleged Participants and Beneficiaries shall take all necessary steps to have the action removed to, transferred to or re-filed in a jurisdiction described in the first sentence of this Section 7.07.  This forum selection provision is waived if no party invokes it within 120 days of the filing of a putative class action or the assertion of class action allegations.  This provision does not relieve any putative class member from any obligation existing under the Plan or by law to exhaust administrative remedies before initiating litigation.

IN WITNESS WHEREOF, the Company has caused this amended and restated Plan document to be executed in its name and on its behalf by its officers duly authorized on this 14th day of April, 2010.

THE DOW CHEMICAL COMPANY

By:	/s/ GREGORY M. FREIWALD

Its:	Executive Vice President of Human Resources,
Aviation & Corporate Affairs

APPENDIX A
GRANDFATHERED AMOUNTS

Distribution of amounts that were earned and vested (within the meaning of Code section 409A and regulations thereunder) under the Plan prior to 2005 (and earnings thereon) and are exempt from the requirements of Code section 409A shall be made in accordance with the Plan terms as in effect on October 3, 2004, as attached hereto.

[INSERT PLAN AS IN EFFECT ON OCTOBER 3, 2004 HERE.]

“[A copy of The Dow Chemical Company Executives’ Supplemental Retirement Plan in effect on October 3, 2004 is contained in Exhibit 10(a) to The Dow Chemical Company Annual Report on Form 10-K for the year ended December 31, 2004, and is incorporated herein by this reference.]”